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The Home Depot to Acquire National Waterworks, Inc.

ATLANTA, July 19, 2005 – The Home Depot®, the world’s largest home improvement retailer, announced today that it has entered into an agreement to acquire National Waterworks Holdings, Inc., the nation’s leading distributor of products used to build, repair and maintain water and wastewater transmission systems. National Waterworks will operate as part of The Home Depot Supply.

     In addition to enhancing its core stores, The Home Depot also is focused on expanding customer growth outside its current retail channels. Over the past few years, it has built a leadership position in a range of markets that serve such business-to-business customers as maintenance and repair professionals, homebuilders and commercial builders. Together, these customers comprise an approximately $410 billion market opportunity.

     “The Home Depot Supply is expanding its business by growing organically and acquiring best-in-class companies that share our commitment to customer service, operational excellence and growth,” said Joe DeAngelo, president, The Home Depot Supply.

     National Waterworks has an approximately 14 percent share of the estimated $11 billion water and wastewater transmission equipment distribution business. The company distributes a full line of pipes, fittings, valves, meters, fire hydrants, service and repair products and other components that are used to transport water to and from residential and commercial locations. Its products are critical to building, repairing and maintaining underground water and wastewater transmission and storm water collection systems. Through its network of over 130 branches in 36 states, National Waterworks sells directly to municipalities and contractors. For the fiscal year ended December 31, 2004, it had net sales of $1.5 billion.

     “Key business-to-business opportunities that add new customer channels are a vital part of our strategy,” said DeAngelo. “We were attracted to National Waterworks because of its top position in the industry, use of customer facing technology to differentiate itself and the track record of its leadership team. We are pleased that they will continue to play a critical role in driving growth for the organization.”

     “Based on government and industry estimates, our nation’s water infrastructure is aging rapidly. In fact, by 2020 more than 50 percent of our nation’s water

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infrastructure will be outdated and will need significant replacement and repair,” said Harry K. Hornish, Jr., president and CEO of National Waterworks. “We are poised to play a significant role in helping our public and private sector customers meet this challenge. We are excited about joining forces with The Home Depot Supply to capture this market and provide top-notch products and services to municipalities, counties and contractors nationwide.”

     In addition to the pending acquisition of National Waterworks, The Home Depot recently acquired Utility Supply of America (USABlueBook). USABluebook is a leading national catalog distributor of MRO (maintenance, repair and operations) supplies to the water and wastewater treatment industry.

     The National Waterworks agreement is anticipated to close by the end of August, and terms were not disclosed. Completion of the transaction is subject to customary conditions.

     Founded in 1978, The Home Depot® is the world’s largest home improvement specialty retailer and the second largest retailer in the United States, with fiscal 2004 sales of $73.1 billion. The company employs approximately 325,000 associates and has 1,953 stores in 50 states, the District of Columbia, Puerto Rico, 10 Canadian provinces and Mexico. The company recently announced the creation of a business development operation for retail expansion into China. The Home Depot has been recognized by Fortune as the No. 1 Most Admired Specialty Retailer for 2005. Its stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones Industrial Average and Standard & Poor’s 500 Index. HDG

     The Home Depot will conduct a conference call today at 9:00 a.m. EDT to discuss information included in this news release. The conference call will be available in its entirety through a Web cast and replay at http://www.homedepot.com under the Investor Relations section.

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Certain statements contained herein, including those regarding net sales growth, increases in comparable store sales, impact of cannibalization, commodity price inflation and deflation, implementation of store initiatives, net earnings performance, including depreciation expense and stock-based compensation expense, store openings and closures, capital allocation and expenditures, the effect of adopting certain accounting standards, strategic direction and the demand for our products and services, constitute “forward- looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information and are based on our current expectations and projections about future events. These statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and expectations. These risks and uncertainties include, but are not limited to: economic conditions in North America; changes in our cost structure; the availability of sourcing channels consistent with our strategy of differentiation; conditions affecting new store development; conditions affecting customer transactions and average ticket, including,

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but not limited to, weather conditions; the success of our technology initiatives in improving operations and customers’ in-store experience; our ability to identify and respond to evolving trends in demographics and consumer preferences; the relative success of our expansion strategy, including our ability to integrate acquisitions and create appropriate distribution channels for key sales platforms; our ability to attract, train and retain highly-qualified associates; the impact of new accounting standards; and the impact of competition, decisions by management related to possible asset impairments, regulation and litigation matters. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date made. Additional information regarding these and other risks and uncertainties is contained in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005.

For more information, contact:

Financial Community	News Media
Diane Dayhoff	Paula Smith
Vice President, Investor Relations	Public Relations Manager
(770) 384-2666	(770) 384-3791
diane_dayhoff@homedepot.com	paula_c_smith@homedepot.com

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